Exhibit 99.1

Avalon Acquires a Leasehold Position in Rice County, Kansas

MINNEAPOLIS--(BUSINESS WIRE)--Avalon Oil & Gas, Inc., (Avalon) (OTCBB: AOGN) announced that the company has acquired an undivided 100% working interest, 85% net revenue interest in an 80 acre lease, and a 50% working interest, 40% net revenue interest in a 240 acre lease in Rice County, Kansas. The Rice County leasehold has seven wellbores and a salt water disposal well. "When the wells were shut-in in 1991, they were producing 30 BOPD", said Kent A. Rodriguez, Avalon's CEO. "We are currently working with J. D. Production Company, an independent oil and gas producer from Geneseo, Kansas, on a plan to washdown and recomplete the seven wellbores. We expect to begin operations in the next 30 days, and are excited to add this leasehold of our portfolio of producing properties." He added, "I am also pleased to provide our shareholders with an update on our existing oil and gas producing properties."

Karnes County, Texas

The Janssen #1 well, Karnes County, Texas has maintained a production rate of 225 MCF and 8 barrels of condensate per day since the well was completed in May 2007. The Janssen #1A well is located in an area that is very active in gas and oil production. Total reserves are estimated to be 35,000 to 50,000 barrels of condensate and 0.75 billion cubic feet (BCF) of gas. The well was perforated at the 10,300 foot interval in the Roeder Sand (Wilcox Sand Series.) Avalon owns a 7.25% working interest in the Janssen #1.

Mr. Rodriguez stated "The Janssen #1A is delivering an internal rate of return exceeding 53%." He added "The consistent returns we have experienced on the Janssen property reflect the quality of this asset in our growing property portfolio, and we are negotiating to increase our interest in this property." Rodriguez reported that the Janssen property has returned 145% of Avalon's original investment.

Lipscomb County, Texas

Avalon acquired a 5% working interest, 3.75% net revenue interest in the 1,280 acre Waters prospect in December 2007. The Waters #3-328 was completed in July 2008, and is currently producing 1,500 MCF per day. This well produces from the Lower Morrow sand, a highly charged hydrocarbon reservoir. The Waters #3-328 well is positioned between two prolific gas wells and reserves are estimated to exceed 1.3 BCF of gas.

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Plaquemines Parish, Louisiana

Oil production last quarter from the Lake Washington Field is averaging 1,100 BOPD, an increase of over 40% from initial production estimates. This increase in production, coupled with much higher commodity prices, has raised the internal rate of return to over 50% for this property. "We have received 65% of our original investment", said CEO Rodriguez. Avalon acquired a 0.77% working interest in 3 producing units, as well as surface production facilities and two salt water injection wells, in November 2007. Since its discovery in the 1930's, the Lake Washington field has produced approximately 350 million barrels of oil, making it one of the largest oil and gas fields in the United States. Swift Energy Company (NYSE:SFY) operates the property and has recently replaced several of the oil storage tanks.

Upshur County, Texas

Following several months of workovers and optimization operations, production levels at the New Diana Field have increased to 30 BOPD. Plans have been completed to provide further workovers and resolve surface facility constraints. The JB Winn well was successfully returned to production following a workover to address a tubing link and optimize production. "We have increased our leasehold position in the field, and are working over two additional wells on the property", said CEO Rodriguez. He added, "We are excited about the opportunity to leverage our investment in the salt water disposal system, and increase our production on this unit", said CEO Rodriguez. Avalon owns a ten percent (10%) working interest in this leasehold.

Camp County, Texas

Mr. Rodriguez reported that the Camp County property continues to produce at improved levels of 25% higher than original projections, due to active property management and a decrease in water production. This consistent performance has enabled the property to return approximately 105% of Avalon's investment since it was purchased two and a half years ago. The Camp County property produces 6 BOPD. Avalon owns a fifty percent (50%) working interest in the Chance # 1 well.

Miller County, Arkansas

Avalon has recently completed the workover of two of the three wellbores in the Kiblah Field. Production from the Dixon # 1, Deltic Farms #1 and Gunn #1 wells has increased to an average of 8 BOPD. This consistent performance has enabled the property to return approximately 125% of Avalon's investment since it was purchased two years ago. Avalon owns a fifty percent (50%) working interest in these three wells.

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Lincoln County, Oklahoma

Avalon acquired a 2.5% working interest and 1.875% net revenue interest in the Grace #2 Well, Lincoln County, Oklahoma, in June 2008. The Grace #2 is currently producing 350 MCF of natural gas per day. Reserves from the Grace #2 are estimated to be 59.3 MBBL of oil and 148.25 MMCF of gas. The internal rate of return on the Grace #2 is projected to be 38%.

On July 3, 2008 Avalon announced we had signed a letter agreement to acquire all of the oil and gas producing assets owned by Bedford Energy, Inc. in the East Chandler Field, Lincoln County, Oklahoma. Under this agreement, Avalon will increase its current interest in the Grace #2 well and acquire working interests in four other producing wells in the East Chandler Field, the Grace #1, Grace #3, Grace #5A and Grace #6 wells.

Avalon is increasing its working interest in the Grace #2 from 2.5% to 7.5%, and increasing its net revenue interest in the Grace #2 to 11.95%. Avalon is also acquiring interests in four additional wells in the East Chandler Field. The company is acquiring a 10% working interest and 13.825% net revenue interest in the Grace #1, Grace #3, Grace #5A and Grace #6 wells. Avalon is also acquiring a salt water disposal well as well as offset and development acreage in the six quarter sections of the East Chandler Field.

The Grace #2 was completed in the Viola Limestone, and is currently producing 350 MCF of gas per day, The Grace #5A was completed in the Prue Sand with an initial potential of 50 BOPD and 300 MCFPD. The Grace #1, the Grace #3, the Grace #5 and the Grace #6 wells will be completed in the Hunton Lime.

Avalon will be acquiring total reserves of 90,000 barrels of oil and 559 MMCF of gas. The Company expects to formally close this transaction in the next few days.

About Avalon Oil & Gas, Inc.

Avalon Oil & Gas, Inc. is an oil and gas company engaged in the acquisition of producing oil and gas properties. In addition, Avalon's technology group acquires and develops oil production enhancing technologies. Through Oiltek, Inc, Avalon's majority-owned subsidiary, Avalon is building an asset portfolio of innovative technologies in the oil and gas industry to maximize enhancement opportunities.

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Avalon Oil & Gas, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

FOR FURTHER INFORMATION, please visit the company's website at www.avalonoil.com.